Media General Reports Second-Quarter 2011 Results

RICHMOND, Va., July 20, 2011 /PRNewswire/ -- Media General, Inc. (NYSE: MEG), a multimedia provider of broadcast television, digital media and print products, today reported operating income in the second quarter of 2011 of $6.8 million, compared with $16.3 million in the second quarter last year. Interest expense of approximately $17 million in both years and non-cash tax expense in both years together produced a net loss in the second quarter of 2011 of $15.4 million, or 68 cents per share, compared with a net loss of $4.3 million, or 19 cents per share, last year.

Total revenues in the quarter decreased by $11.4 million, or 6.8 percent, to $154.8 million. Last year’s revenues included $7 million of Political advertising spending, compared with $600,000 this year, and approximately $1 million of BP image advertising related to the Gulf of Mexico oil spill. Total operating costs were down 1.2 percent from last year, including approximately $1.6 million of severance expense in this year’s second quarter.

“Media General’s second-quarter results reflected the impact of a faltering economic recovery. Our broadcast television stations and website operations delivered relatively strong results, while our print operations, which are more immediately sensitive to economic shifts, and advertising services, were weaker,” said Marshall N. Morton, president and chief executive officer. “To counter economic weakness, we have reduced discretionary spending, implemented targeted reductions in force and scheduled a furlough program for the second half of the year. We now expect total operating costs for this year to be down 3 percent from last year,” Mr. Morton said. “We’ve also lowered our capital spending plan to $20-22 million for the year, down from $20-25 million,” he said.

“Our television stations did an excellent job of replacing a large portion of last year’s Political revenues. Excluding Political advertising in both years, broadcast revenues increased 6.6 percent in the second quarter. Local time sales grew 5.5 percent while National time sales increased 2.3 percent,” Mr. Morton said. “We have garnered Political advocacy advertising in several markets already this year and we look for heightened activity in the second half of this year. We currently expect total Political revenues for 2011 to be approximately $7 million. Automotive advertising, which weakened in the past few months, is expected to strengthen by the end of summer,” he said.

“Our local media websites generated an 18 percent increase in revenues, set a quarterly record with $8 million in revenues, and were profitable. Four of our five geographic markets generated double-digit percentage increases in revenues over the prior-year’s quarter. Digital media revenues grew 19 percent in our Virginia/Tennessee market, 42 percent in the Mid-South, 13 percent in North Carolina, 11 percent in Ohio/Rhode Island, and 8 percent in Florida. This growth is due in part to strong partnerships with Yahoo!, Monster (formerly Yahoo! HotJobs), Zillow and mobile advertising. Local online revenues increased 31 percent, as a result of our focus on digital sales. Online Classified revenues grew 8 percent and marked the sixth consecutive quarterly increase. Unique visitors to our websites increased 13 percent, reflecting audience growth from new sources such as mobile phones, tablets and social media,” Mr. Morton said. The strong performance of website operations was offset by lower results in Advertising Services, which caused total digital media revenues to decline 10.8 percent.

Print advertising remained weak in the quarter, impacted by lower advertising in all categories, particularly Classified. Total print revenues were down 9.7 percent. Classified advertising declined 22.3 percent, driven by lower foreclosure notices and continued weakness in real estate and employment classifieds. Local print revenues decreased 8 percent, reflecting softness in retail spending across most markets. National print revenues decreased 29.6 percent, mostly from the absence this year of the BP advertising.

The company’s focus on third-party printing and distribution revenues led to an increase of 35 percent. This reflects continued success in attracting outside distribution and commercial printing customers. All outside printing operations generated higher revenues, and the company gained new distribution business for national and local print publications.

Market Segments

Virginia/Tennessee market profit in the second quarter was $6.1 million, compared with $10.5 million last year. Revenues declined 8.2 percent, primarily reflecting decreased print revenues. Expenses increased less than 1 percent. Local revenues decreased 5.1 percent, driven by declines on the print side, partially offset by increased Local revenues at the market’s two television stations. National revenues decreased 5.2 percent, due mostly to declines in Richmond. Classified revenues decreased 22.5 percent, as a result of lower legal, real estate and help-wanted advertising, partially offset by higher automotive advertising in several groups. Printing and distribution revenues increased 25.8 percent, reflecting new outside printing and delivery business.

The Florida market had a loss of $2.2 million, compared with a profit of $1.5 million a year ago. The decline was due to the absence of $1.5 million in Political revenues and more than $900,000 in non-recurring revenues from last year’s BP image advertising, along with continued weakness in print advertising. Revenues decreased 11.1 percent, and expenses declined 1.1 percent from last year, including severance costs of $754,000. Local revenues decreased 3.1 percent. Print drove the Local declines, partially offset by Local digital revenues, which increased 33.5 percent. National revenues decreased 22.1 percent, due primarily to the non-recurring BP revenues and weakness in telecommunications and other categories. Classified revenues decreased 17.7 percent as a result of continued weakness in real estate and employment classifieds. Printing and distribution revenues were up 12.5 percent.

Mid-South market profit was $7.2 million, compared with $9.6 million last year. Total revenues decreased 1.1 percent, and expenses increased 6 percent. Local advertising revenues increased 5.1 percent, as a result of higher broadcast and digital media advertising partially offset by print declines. National advertising rose 13.5 percent, with all 11 television Mid-South stations experiencing increases over prior-year levels. Classified revenues were down just 3.2 percent, the best year-to-year performance of any of the company’s geographic markets. Legal advertising remained steady in the Mid-South market and help-wanted advertising was up 3.4 percent from last year, reflecting higher digital Classified spending. Printing and distribution revenues were up 82.7 percent, due to a significant growth in third-party customers at several newspapers.

North Carolina market profit was $697,000 compared with $1.5 million last year. Revenues decreased 1.2 percent, and expenses increased 3.4 percent from last year, including severance costs of $371,000. Local revenues increased nearly 1 percent, reflecting higher Local digital spending and increased Local advertising at the Greenville television station. National revenues decreased 9.2 percent, due to weakness in certain categories at the Raleigh station and Winston-Salem Journal, partially offset by increased digital spending. Classified revenues decreased 19.1 percent, due to lower real estate and legal advertising. Printing and distribution revenues increased significantly from the addition of the printing of USA TODAY in Winston-Salem and from adding the delivery of the Charlotte Observer in certain areas we already serve in North Carolina.

Ohio/Rhode Island market profit of $3.5 million compared with $3.7 million last year. Total revenues increased 1.8 percent, reflecting higher Local spending this year at the market’s two NBC television stations. National advertising decreased 1.9 percent from last year. Expenses increased 3.8 percent.

The Advertising Services and Other segment loss of $1.3 million compared with a profit of $884,000 last year. The lower results were primarily due to a significant decrease in revenues at DealTaker.com, due to issues related to Google search algorithms, which DealTaker is taking aggressive actions to counter.

Other Results

Interest expense was approximately $17 million in the current and prior-year quarters.

Corporate expense increased 2.7 percent from last year, due to higher salary and benefits expense.

Non-cash income tax expense in the second quarter was $5.2 million, compared with $3.6 million in 2010. The increase is due primarily to the absence of an intraperiod tax allocation related to the pension adjustment recorded in the second quarter of 2010. The unusual relationship of income tax expense to pre-tax loss was due to the “naked credit” issue discussed in the company’s public filings.

Newsprint expense in the second quarter increased 14 percent from last year’s quarter. While consumption declined modestly, the average price per ton this year was $604 compared with $535 last year.

Debt at the end of the second quarter was $659 million.

EBITDA (income before interest, taxes, depreciation and amortization) was $20 million in the second quarter of 2011, compared with $30 million in the 2010 period. After-Tax Cash Flow was $2.9 million, compared with $13 million in the prior-year’s quarter. Capital expenditures in the second quarter of 2011 were $6 million, compared with $6.7 million in the second quarter last year. Free Cash Flow (After-Tax Cash Flow minus capital expenditures) was a deficit of $3.1 million, compared with positive Free Cash Flow of $6.4 million in the prior-year period.

Supplemental Platform Financial Information

On page 10 of this news release, Media General has provided revenues, depreciation and amortization, operating profit (loss), and cash flow by platform. This information for the first quarter of 2011, four quarters of 2010 and for the full year 2009 is available on the home page of the company’s website, www.mediageneral.com.

Media General provides the non-GAAP financial metrics EBITDA, After-Tax Cash Flow, and Free Cash Flow. The company believes these metrics, along with the supplemental platform results, are common alternative measures used by investors, financial analysts and rating agencies to evaluate a company’s ability to service its debt requirements and to estimate the value of the company. A reconciliation of these metrics to amounts on the GAAP statements has been included in this news release.

Conference Call, Webcast and Financial Statements

The company will hold a conference call with financial analysts today at 11 a.m. ET. The conference call will be available to the media and general public through a limited number of listen-only dial-in conference lines and via simultaneous webcast. To dial in to the call, listeners may call 1-800-299-9630 about 10 minutes prior to the 11 a.m. start. The participant passcode is “Media General.” Listeners may also access the live webcast by logging on to www.mediageneral.com and clicking on the “Live Webcast” link on the homepage about 10 minutes in advance. A replay of the webcast will be available online at www.mediageneral.com beginning today at 2 p.m. A telephone replay is also available, beginning at 2 p.m. today and ending at 2 p.m. on July 27, 2011, by dialing 888-286-8010 or 617-801-6888, and using the passcode 81110152.

Forward-Looking Statements

This news release contains forward-looking statements that are subject to various risks and uncertainties and should be understood in the context of the company’s publicly available reports filed with the Securities and Exchange Commission. Media General’s future performance could differ materially from its current expectations.

About Media General

Media General is a leading provider of news, information and entertainment across multiple media platforms, serving consumers and advertisers in strong local markets, primarily in the Southeastern United States. The company is transforming itself over time to a digital media model, while continuing to effectively manage its larger, cash producing broadcast television and print platforms. Media General’s operations are organized in five geographic market segments and a sixth segment that includes the company’s interactive advertising services and certain other operations. The company’s operations include 18 network-affiliated television stations and their associated websites and 23 newspapers and their associated websites. Media General operates three digital media advertising services companies: Blockdot, which specializes in interactive entertainment and advergaming technologies; DealTaker.com, a coupon and shopping website; and NetInformer, a leading provider of wireless media and mobile marketing services.

Media General, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks Ending		Twenty-Six Weeks Ending
	June 26,	June 27,	June 26,	June 27,
(Unaudited, in thousands except per share amounts)	2011	2010	2011	2010

Revenues
Broadcast television	$ 70,359	$ 72,509	$ 135,685	$ 139,594
Digital media and other	9,591	10,748	19,864	21,229
Print	74,836	82,905	148,180	164,203
Total revenues	154,786	166,162	303,729	325,026

Operating costs:
Employee compensation	70,880	72,445	149,099	148,037
Production	36,410	36,831	72,166	72,364
Selling, general and administrative	27,678	26,904	53,874	52,233
Depreciation and amortization	13,041	13,697	26,060	27,398
Total operating costs	148,009	149,877	301,199	300,032

Operating income	6,777	16,285	2,530	24,994

Other income (expense):
Interest expense	(17,192)	(17,089)	(33,756)	(36,912)
Other, net	252	166	517	541
Total other expense	(16,940)	(16,923)	(33,239)	(36,371)

Loss before income taxes	(10,163)	(638)	(30,709)	(11,377)

Income tax expense	5,219	3,645	10,477	9,652
Net loss	$ (15,382)	$ (4,283)	$ (41,186)	$ (21,029)

Net loss per common share - basic and diluted	$ (0.68)	$ (0.19)	$ (1.84)	$ (0.94)

Weighted-average common shares outstanding:
Basic and diluted	22,488	22,343	22,444	22,316

Media General, Inc.
BUSINESS SEGMENTS
(Unaudited, in thousands)	Revenues	Depreciation & Amortization	Operating Profit (Loss)
Three Months Ending June 26, 2011
Virginia/Tennessee	$ 44,917	$ (3,154)	$ 6,139
Florida	33,244	(1,602)	(2,211)
Mid-South	41,012	(2,984)	7,197
North Carolina	18,974	(1,398)	697
Ohio/Rhode Island	14,071	(752)	3,539
Advertising Services & Other	4,028	(246)	(1,333)
Eliminations	(1,460)	-	-
			14,028
Unallocated amounts:
Acquisition intangibles amortization	-	(1,500)	(1,500)
Corporate expense	-	(1,405)	(7,966)
	$ 154,786	$ (13,041)

Corporate interest expense			(17,180)
Other			2,455

Consolidated loss before income taxes			$ (10,163)

(Unaudited, in thousands)	Revenues	Depreciation & Amortization	Operating Profit (Loss)
Three Months Ending June 27, 2010
Virginia/Tennessee	$ 48,947	$ (3,288)	$ 10,483
Florida	37,393	(1,762)	1,526
Mid-South	41,477	(3,010)	9,563
North Carolina	19,212	(1,557)	1,537
Ohio/Rhode Island	13,826	(835)	3,681
Advertising Services & Other	5,942	(234)	884
Eliminations	(635)	-	-
			27,674
Unallocated amounts:
Acquisition intangibles amortization	-	(1,571)	(1,571)
Corporate expense	-	(1,440)	(7,756)
	$ 166,162	$ (13,697)

Corporate interest expense			(17,083)
Other			(1,902)

Consolidated loss before income taxes			$ (638)

Media General, Inc.
BUSINESS SEGMENTS
(Unaudited, in thousands)	Revenues	Depreciation & Amortization	Operating Profit (Loss)
Six Months Ending June 26, 2011
Virginia/Tennessee	$ 87,497	$ (6,331)	$ 9,976
Florida	67,189	(3,202)	(5,346)
Mid-South	79,304	(5,941)	12,609
North Carolina	36,603	(2,808)	824
Ohio/Rhode Island	26,428	(1,525)	5,883
Advertising Services & Other	9,177	(486)	(1,346)
Eliminations	(2,469)	-	-
			22,600
Unallocated amounts:
Acquisition intangibles amortization	-	(3,014)	(3,014)
Corporate expense	-	(2,753)	(16,238)
	$ 303,729	$ (26,060)

Corporate interest expense			(33,733)
Other			(324)
Consolidated loss before income taxes			$ (30,709)

(Unaudited, in thousands)	Revenues	Depreciation & Amortization	Operating Profit (Loss)
Six Months Ending June 27, 2010
Virginia/Tennessee	$ 94,798	$ (6,577)	$ 18,092
Florida	75,466	(3,525)	2,771
Mid-South	78,062	(6,020)	14,239
North Carolina	38,021	(3,114)	2,648
Ohio/Rhode Island	27,441	(1,669)	6,962
Advertising Services & Other	12,278	(465)	2,323
Eliminations	(1,040)	-	-
			47,035
Unallocated amounts:
Acquisition intangibles amortization	-	(3,142)	(3,142)
Corporate expense	-	(2,886)	(15,712)
	$ 325,026	$ (27,398)

Corporate interest expense			(36,897)
Other			(2,661)
Consolidated loss before income taxes			$ (11,377)

Media General, Inc.
REVENUES DETAIL

	Thirteen Weeks Ending			Twenty-Six Weeks Ending
	June 26,	June 27,		June 26,	June 27,
(Unaudited, in thousands)	2011	2010	% Change	2011	2010	% Change

Virginia/Tennessee
Broadcast television	5,402	5,299	1.9%	10,284	10,249	0.3%
Digital media and other	2,926	2,457	19.1%	5,640	4,616	22.2%
Print	$ 36,589	$ 41,191	(11.2)%	$ 71,573	$ 79,933	(10.5)%
Total Virginia/Tennessee revenues	44,917	48,947	(8.2)%	87,497	94,798	(7.7)%

Florida
Broadcast television	12,944	14,505	(10.8)%	25,826	28,859	(10.5)%
Digital media and other	1,933	1,797	7.6%	3,690	3,377	9.3%
Print	18,367	21,091	(12.9)%	37,673	43,230	(12.9)%
Total Florida revenues	33,244	37,393	(11.1)%	67,189	75,466	(11.0)%

Mid-South
Broadcast television	31,409	32,113	(2.2)%	60,705	59,590	1.9%
Digital media and other	1,661	1,172	41.7%	2,924	2,197	33.1%
Print	7,942	8,192	(3.1)%	15,675	16,275	(3.7)%
Total Mid-South revenues	41,012	41,477	(1.1)%	79,304	78,062	1.6%

North Carolina
Broadcast television	5,665	5,563	1.8%	10,782	11,056	(2.5)%
Digital media and other	1,257	1,112	13.0%	2,387	2,054	16.2%
Print	12,052	12,537	(3.9)%	23,434	24,911	(5.9)%
Total North Carolina revenues	18,974	19,212	(1.2)%	36,603	38,021	(3.7)%

Ohio/Rhode Island
Broadcast television	13,472	13,285	1.4%	25,278	26,434	(4.4)%
Digital media and other	599	541	10.7%	1,150	1,007	14.2%
Total Ohio/Rhode Island revenues	14,071	13,826	1.8%	26,428	27,441	(3.7)%

Advertising Services & Other
Broadcast television (equipment/design company)	2,510	2,036	23.3%	4,556	3,873	17.6%
Digital media and other	1,518	3,906	(61.1)%	4,621	8,405	(45.0)%
Total Advertising Services & Other revenues	4,028	5,942	(32.2)%	9,177	12,278	(25.3)%

Eliminations	(1,460)	(635)	129.9%	(2,469)	(1,040)	137.4%

Total revenues	$ 154,786	$ 166,162	(6.8)%	$ 303,729	$ 325,026	(6.6)%

Selected revenue categories
(Unaudited, in thousands)

Print revenues
Local	$ 33,657	$ 36,595	(8.0)%	$ 66,039	$ 71,846	(8.1)%
National	4,081	5,799	(29.6)%	7,983	11,394	(29.9)%
Classified	15,302	19,683	(22.3)%	30,917	38,669	(20.0)%
Circulation	15,863	16,758	(5.3)%	32,010	34,123	(6.2)%
Printing/Distribution	4,540	3,359	35.2%	8,533	6,572	29.8%

Broadcast television revenues (gross)
Local	$ 45,008	$ 42,655	5.5%	$ 87,548	$ 84,652	3.4%
National	22,739	22,224	2.3%	42,928	45,343	(5.3)%
Political	591	7,062	(91.6)%	779	8,041	(90.3)%
Cable/Satellite (retransmission) fees	5,363	4,681	14.6%	10,703	9,291	15.2%

Digital media and other revenues
Local	$ 4,718	$ 3,601	31.0%	$ 8,755	$ 6,597	32.7%
National	781	851	(8.2)%	1,616	1,674	(3.5)%
Classified	2,624	2,429	8.0%	4,937	4,589	7.6%
Advertising Services	1,541	3,883	(60.3)%	4,642	8,362	(44.5)%

Media General, Inc.
CONSOLIDATED BALANCE SHEETS

	June 26,	December 26,
(Unaudited, in thousands)	2011	2010

ASSETS

Current assets:
Cash and cash equivalents	$ 13,599	$ 31,860
Accounts receivable - net	86,933	102,314
Inventories	5,765	7,053
Other	23,119	29,745
Total current assets	129,416	170,972

Other assets	38,215	40,629

Property, plant and equipment - net	388,134	398,939

FCC licenses and other intangibles - net	566,419	569,433

Total assets	$ 1,122,184	$ 1,179,973

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 24,900	$ 30,030
Accrued expenses and other liabilities	75,016	89,784
Total current liabilities	99,916	119,814

Long-term debt	658,985	663,341

Deferred income taxes	45,745	34,729

Other liabilities and deferred credits	190,122	198,167

Stockholders' equity	127,416	163,922
Total liabilities and stockholders' equity	$ 1,122,184	$ 1,179,973

SUPPLEMENTAL INFORMATION

Media General, Inc.
EBITDA, After-tax Cash Flow, and Free Cash Flow

	Thirteen Weeks Ending		Twenty-Six Weeks Ending
	June 26,	June 27,	June 26,	June 27,
(Unaudited, in thousands)	2011	2010	2011	2010

Net loss	$ (15,382)	$ (4,283)	$ (41,186)	$ (21,029)
Interest	17,192	17,089	33,756	36,912
Taxes	5,219	3,645	10,477	9,652
Depreciation and amortization	13,041	13,697	26,060	27,398

EBITDA	$ 20,070	$ 30,148	$ 29,107	$ 52,933

Net loss	$ (15,382)	$ (4,283)	$ (41,186)	$ (21,029)
Taxes *	5,219	3,645	10,477	9,652
Depreciation and amortization	13,041	13,697	26,060	27,398

After-tax cash flow	$ 2,878	$ 13,059	$ (4,649)	$ 16,021

After-tax cash flow	$ 2,878	$ 13,059	$ (4,649)	$ 16,021
Capital expenditures	5,967	6,668	10,579	8,796

Free cash flow	$ (3,089)	$ 6,391	$ (15,228)	$ 7,225
* The Company's income tax expense is non-cash in nature and has been added back accordingly.
See 2010 Form 10-K for further discussion.

SUPPLEMENTAL INFORMATION

Media General, Inc.
RESULTS BY PLATFORM

    The Company manages its operations and financial performance in five geographic market segments and a sixth segment that includes the Company’s interactive advertising services and certain other operations. Although the Company is principally managed geographically, its operations generally fall into the following three platforms:  Broadcast Television, Digital Media and Print. The Broadcast Television platform consists of 18 network–affiliated television stations. The Print platform includes 23 daily newspapers and more than 200 specialty publications including weekly newspapers and niche publications. The Digital Media platform consists of all of the websites associated with the Broadcast Television and Print properties along with three advertising services companies:  Blockdot, which specializes in interactive entertainment and advergaming technologies; DealTaker.com, a coupon and shopping website; and NetInformer, a provider of wireless media and mobile marketing services.

    Platform revenue, depreciation and amortization, operating profit (loss) and cash flow are presented for informational purposes only and are provided for the benefit of investors, lenders, financial analysts and rating agencies. These groups may use this information, along with other measures, to evaluate the Company’s performance in comparison to peers. Consistent with the Company’s segment presentation, amortization of acquired intangibles is not allocated to individual platforms. In the presentation by platform, depreciation and amortization of certain corporate assets that relate solely to a particular platform are allocated to the related platform. Additionally, intercompany costs associated with content that was originally developed for Print or Broadcast and also used on the websites, along with certain sales commissions, are not allocated to the Digital Media results. The results by platform exclude intercompany sales.

(Unaudited, in thousands)	Revenues	Depreciation and Amortization	Operating Profit (Loss)	Platform Cash Flow
Three Months Ended June 26, 2011
Broadcast television	$ 70,359	$ (5,094)	$ 14,876	$ 19,970
Digital media and other	9,591	(254)	(1,117)	(863)
Print	74,836	(5,534)	269	5,803
			14,028	$ 24,910
Unallocated amounts:
Acquisitions intangibles amortization	-	(1,500)	(1,500)
Corporate expense	-	(659)	(7,966)
	$ 154,786	$ (13,041)
Corporate interest expense			(17,180)
Other			2,455
Consolidated loss before income taxes			$ (10,163)

(Unaudited, in thousands)	Revenues	Depreciation & Amortization	Operating Profit (Loss)	Platform Cash Flow
Three Months Ended June 27, 2010
Broadcast television	$ 72,509	$ (5,332)	$ 18,258	$ 23,590
Digital media and other	10,748	(365)	677	1,042
Print	82,905	(5,822)	8,739	14,561
			27,674	$ 39,193
Unallocated amounts:
Acquisition intangibles amortization	-	(1,571)	(1,571)
Corporate expense	-	(607)	(7,756)
	$ 166,162	$ (13,697)
Corporate interest expense			(17,083)
Other			(1,902)
Consolidated loss before income taxes			$ (638)

SUPPLEMENTAL INFORMATION

Media General, Inc.
RESULTS BY PLATFORM

(Unaudited, in thousands)	Revenues	Depreciation and Amortization	Operating Profit (Loss)	Platform Cash Flow
Six Months Ended June 26, 2011
Broadcast television	$ 135,685	$ (10,184)	$ 26,372	$ 36,556
Digital media and other	19,864	(493)	(1,496)	(1,003)
Print	148,180	(11,090)	(2,276)	8,814
			22,600	$ 44,367
Unallocated amounts:
Acquisitions intangibles amortization	-	(3,014)	(3,014)
Corporate expense	-	(1,279)	(16,238)
	$ 303,729	$ (26,060)
Corporate interest expense			(33,733)
Other			(324)
Consolidated loss before income taxes			$ (30,709)

(Unaudited, in thousands)	Revenues	Depreciation & Amortization	Operating Profit (Loss)	Platform Cash Flow
Six Months Ended June 27, 2010
Broadcast television	$ 139,594	$ (10,663)	$ 30,613	$ 41,276
Digital media and other	21,229	(728)	1,888	2,616
Print	164,203	(11,645)	14,534	26,179
			47,035	$ 70,071
Unallocated amounts:
Acquisition intangibles amortization	-	(3,142)	(3,142)
Corporate expense	-	(1,220)	(15,712)
	$ 325,026	$ (27,398)
Corporate interest expense			(36,897)
Other			(2,661)
Consolidated loss before income taxes			$ (11,377)	valign="bottom" style="padding: 0pt 5.4pt 2pt 5.4pt;">

CONTACT: Investor Contact: Lou Anne Nabhan, +1-804-649-6103, or Media Contact: Ray Kozakewicz, +1-804-649-6748